                               FIRST AMENDMENT TO
                  POWER PURCHASE AND INTERCONNECTION AGREEMENT

                                     BETWEEN

                     Public Service Electric & Gas Company

                                       and

                               Camden Cogen, L.P.

     This First Amendment to the Power Purchase and Interconnection Agreement by and between Public Service Electric & Gas Company ("PSE&G") and Camden Cogen, L.P. ("SELLER") constitutes the First Amendment ("First Amendment") to the Power Purchase and Interconnection Agreement ("Agreement") between the Parties.

                                    Recitals
                                    ---------

     WHEREAS, the Parties executed the Agreement on April 15, 1988 which provides for the financing, design, construction and operation of a grid-connected cogeneration facility (the "Facility") at the property of Campbell Soup Company in the City of Camden, County of Camden and State of New Jersey; and

     WHEREAS, the New Jersey Board of Public Utilities ("NJBPU"), after reviewing the Joint Petition filed by the Parties, approved the Agreement by order dated June 29, 1989; and

     WHEREAS, subsequent to the execution of the Agreement and the approval of same by the NJBPU, the Parties were notified of the decision of Campbell Soup Company ("Campbell") that Campbell would be terminating its food processing and manufacturing activities at the site proposed for the Facility; and

     WHEREAS, the SELLER has entered into a twenty year steam supply agreement with the Camden Paperboard Corporation ("Paperboard") which is located within the City of Camden and within the service territory of PSE&G; and

     WHEREAS, the loss of Campbell and the substitution of Paperboard as the Project's thermal host requires certain amendments to the Agreement; and

     NOW, THEREFORE, in consideration of the recitals and mutual covenants contained herein, the Parties hereto agree as follows:

     (1) The Agreement be and hereby is amended to delete each and every reference to the property of CAMPBELL SOUP COMPANY or "Campbell" and inserting in the place and stead thereof, "the property on, adjacent to or in the vicinity of Camden Paperboard Corporation" or "PAPERBOARD", (hereinafter referred to as the "Project Site").

     (2) Article II, Section F is amended to read as follows:

                                   Section F

                              Condition Precedent


     The following shall be conditions precedent to the effectiveness of this
AGREEMENT: (i) A subsequent finding by the NJBPU in an Order that this AGREEMENT, as presently constituted, is reasonable and prudent throughout the term of this AGREEMENT and that PSE&G will be able to flow through to and/or fully and timely recover ratepayers through the Levelized Energy Adjustment Clause or its successor all purchased power costs incurred by PSE&G pursuant to this AGREEMENT, which approval by the NJBPU shall be under terms and conditions reasonably acceptable to both PSE&G and SELLER; and (ii) recertification by the FERC that the COGENERATION FACILITY is a Qualifying Facility in accordance with 18 C.F.R. Section 292.203.

     After the foregoing conditions have been satisfied, the Parties shall, within thirty (30) days, affirm in writing, executed by both Parties, that the conditions precedent have been satisfied. In the event said conditions precedent are not satisfied, this AGREEMENT shall be void.

     This Agreement is further conditioned upon an Order of the NJBPU approving the First Amendment to this Agreement, upon terms and conditions acceptable to the parties, and authorizing the relocation of the COGENERATION FACILITY from the property of Campbell Soup Company in Camden, New Jersey, to the Project Site.

     (2) Article IV, Section G is amended in its entirety to read as follows:

                                   Section G

                Abandonment, Cancellation or Failure to Complete

     If SELLER abandons, cancels or fails to complete the PROJECT before the DATE OF COMMERCIAL OPERATION and this AGREEMENT is therefore terminated in accordance with the provisions of ARTICLE XXIII, and if SELLER has not provided written notice of such abandonment, cancellation or failure within four (4) months of the date of NJBPU Order approving the First Amendment to the Agreement it is acknowledged and agreed that PSE&G will suffer damages which, as the result of PSE&G's dependence upon the delivery of the COGENERATION FACILITY'S energy and capacity hereunder, PSE&G would be unable to mitigate fully. SELLER and PSE&G agree that the occurrence of one or more of the following events shall be the sole basis upon which SELLER may terminate the Agreement during such four
(4) month period: (x) an unanticipated land use or environmental limitation which substantially and adversely impacts the financial viability of the Project or (y) incremental estimated electric or gas interconnection costs substantially in excess of the costs estimated by PSE&G for the original interconnections such that the Project is no longer financially viable. PSE&G and SELLER further agree that the amount of actual damages suffered by PSE&G under the foregoing circumstances would be difficult or impossible to measure. Therefore, PSE&G and SELLER agree that if the COGENERATION FACILITY shall fail to commence COMMERCIAL OPERATION on or before the DATE OF COMMERCIAL OPERATION, as the same may be extended, pursuant to ARTICLE XXIII of this AGREEMENT, SELLER shall pay PSE&G a one-time liquidated damage amount equal to $721,556.

     (3) Article XXIII is amended in its entirety to read as follows:


                             EVENTS OF TERMINATION

     SELLER has provided PSE&G with a schedule for the development, engineering, permitting, financing and construction of the PROJECT, which schedule is annexed hereto as Schedule A, reflecting Critical Path Items and the milestone dates thereof for PROJECT development. SELLER shall complete each Critical Path Item on or before the milestone date therefore as set forth in Schedule A.

     Within five (5) business days of the date of Financial Closing, SELLER shall submit a detailed schedule for the construction, start-up and testing of the PROJECT ("Construction Schedule"), which Construction Schedule shall be acceptable to PSE&G. The items listed thereon shall, for the purposes of this Article, be deemed Critical Path Items.

     Beginning on July 1, 1990, and subsequently thereafter, SELLER shall provide quarterly status reports to PSE&G describing the progress of engineering, permitting, purchasing (including delivery dates) and construction of the PROJECT. Such reports shall include in sufficient detail explanations of any delays in meeting scheduled dates for commencement completion of any listed items. SELLER shall promptly notify PSE&G thereafter of any material revisions, modifications or changes to such schedules.

     Either Party may terminate this AGREEMENT without liability to the other Party, except as otherwise provided in this AGREEMENT, upon the occurrence of any of the following events: (i) SELLER's failure to meet the DATE OF INITIAL OPERATION by November 1, 1992, unless extended by mutual agreement or by Force Majeure; (ii) SELLER's failure to have the COGENERATION FACILITY placed in COMMERCIAL OPERATION on or before December 1, 1992, unless extended by mutual agreement or by Force Majeure; (iii) SELLER's failure to complete any Critical Path Item(s) that would delay either the DATE OF INITIAL OPERATION or the DATE OF COMMERCIAL OPERATION past the November 1, 1992 or December 1, 1992 dates, respectively, unless extended by mutual agreement or by Force Majeure; (iv) a final and non-appealable order/judgement that on the effective date of this AGREEMENT the PROJECT fails to meet the requirements for certification of a qualifying facility established as of the effective date of the AGREEMENT in accordance with Title 18, Code of Federal Regulations, Part 292, Subpart B, Section 292.203 through 292.207, inclusive; provided, however, that any such determination shall not constitute an Event of Termination pursuant to this ARTICLE XXIII if thereafter SELLER uses reasonable efforts to regain qualifying facility status;
(v) termination of the acquisition agreement between the landowners of the Project Site and SELLER, on or before the DATE OF INITIAL OPERATION, unless a new such acquisition agreement shall be promptly entered into by SELLER. However, if any of events (i), (ii) or (iii) as described above occurs, the COGENERATION FACILITY is under a bona fide program of continuous construction, the November 1, 1992 date and the December 1, 1992 date shall be extended for the period reasonably required to satisfy such requirement by mutual written agreement, but in no event shall any extensions be allowed beyond twelve (12) months of either of these respective dates. Notwithstanding the foregoing, should SELLER fail to have the COGENERATION FACILITY placed in COMMERCIAL OPERATION on or before December 1, 1992 and such failure is attributable to an event of Force Majeure as provided in Article XVIII of this AGREEMENT, no extension of this AGREEMENT shall be allowed beyond June 1, 1994 at which time this AGREEMENT at the election and in the sole discretion of PSE&G shall terminate, provided, however the June 1, 1994 date will be extended if at such time SELLER is capable of delivering a minimum of 75-80 MW at the nominated SUMMER SEASON conditions in ARTICLE II, Section C and subject to PSE&G's acceptance of SELLER's plans to achieve COMMERCIAL OPERATION within a reasonable time period.

     If any Event of Termination occurs and either Party elects to exercise its right, as provided in the preceding Paragraph, to terminate this AGREEMENT, such Party shall provide the other Party with written notice of termination of this AGREEMENT (hereinafter referred to as Notice of Termination). The Notice of Termination shall specify the basis for such termination. The AGREEMENT and the Parties obligations hereunder shall terminate effective thirty (30) days after receipt by the other Party of such Notice of Termination.

     Termination of the AGREEMENT for and on account of any Event of Termination specified in this ARTICLE XXIII shall not relieve SELLER from any obligation under this AGREEMENT to pay PSE&G for any unpaid costs associated with the design, construction and installation of the INTERCONNECTION, including but not limited to INTERCONNECTION COSTS, CANCELLATION COSTS, or any other unpaid bill or BILLING STATEMENT and/or Replacement Energy and Replacement Capacity Costs as provided in ARTICLE IV, Section G, Paragraph 5 of this AGREEMENT.

     (4) SELLER shall permit PSE&G, its officers, agents, servants and employees, its successors and assigns, when and as requested, access to, egress and ingress, from and over the Project, at any time and upon reasonable notice, as same may be necessary to discharge its obligations or to exercise its rights under the Agreement, as amended by the First Amendment, including but not limited to access to: (i) permit PSE&G to determine that the Project is being completed in accordance with the specifications provided by SELLER to PSE&G for its review and (ii) permit PSE&G to determine that the Project is progressing according to the schedules submitted by SELLER as required by the Agreement, as amended by the First Amendment. In addition, SELLER shall upon request by PSE&G provide PSE&G with all necessary data pertaining to the detailed engineering, permitting, purchasing and construction schedules for the PROJECT in order to permit PSE&G to determine that such schedules are reasonable and that the DATE OF INITIAL OPERATION and the DATE OF COMMERCIAL OPERATION will be met.

     (5) SELLER and PSE&G agree that a condition precedent to the effectiveness of the First Amendment shall be its approval by the NJBPU. In the event approval of the First Amendment by the NJBPU occurs later than July 1, 1990, the parties shall renegotiate the milestone dates set forth in Schedule A. Such approval by the NJBPU shall be in the form of a written order, under terms and conditions acceptable to the parties in their sole discretion, including but not limited to NJBPU approval of the recoverability from ratepayers, on a full and timely basis, through the Levelized Energy Adjustment Clause or its successor, consistent with the Order of Approval approving the Agreement, of all capacity and energy related replacement power costs which arise out of or are incurred by PSE&G in connection with the Agreement, as amended by the First Amendment.

     (6) SELLER's procurement construction contract ("Construction Contract") shall provide for significant bonus/penalty financial incentive provisions in order to ensure Commercial Operation by December 1, 1992. Within five (5) business days of the execution of the Construction Contract, SELLER shall provide PSE&G with a summary of the terms and conditions of the Construction Contract's bonus/penalty provisions.

     (7) All terms and conditions contained in the Agreement and not otherwise amended herein shall remain in full force and effect.

     IN WITNESS WHEREOF, this First Amendment to Power Purchase and Interconnection Agreement is executed and delivered on the 12th day of June, 1990.


                               CAMDEN COGEN, L.P.


                               By: /s/
                                  -------------------------------

                               PUBLIC SERVICE ELECTRIC & GAS COMPANY


                               By: /s/
                                  -------------------------------